Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 constituting part of the Registration Statement on Amendment No. 1 to Form S-3 of our report dated October 1, 2021, related to the consolidated financial statements of Trio-Tech International as of June 30, 2021 and for the years then ended, which appears in the Annual Report on Form 10-K of Trio-Tech International for the year ended June 30, 2021. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No.1 to Form S-3.

/s/ Mazars LLP

Singapore

February 8, 2022